Exhibit 2.1

MERGER AGREEMENT

THIS AGREEMENT is made the 31st of October 2023

BETWEEN:

(1)	Bunge Limited, an exempted company incorporated under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “First Merging Company”);

(2)	Horizon Merger Company Limited, an exempted company incorporated under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Second Merging Company”); and

(3)	Bunge Global SA, route de Florissant 13, 1206 Geneva, Switzerland, a corporation organized and existing under the laws of Switzerland and the sole shareholder of the Second Merging Company (“Swiss HoldCo”).

WHEREAS:

(A)	The First Merging Company is undertaking a scheme of arrangement in the matter of Bunge Limited and in the matter of the Companies Act 1981, Section 99 (the “Scheme of Arrangement”), the purpose of which is to effect the redomestication of the parent company of the Bunge group from Bermuda to Switzerland;

(B)	As a step prior to the Scheme of Arrangement, the First Merging Company shall subscribe at nominal value for a number of registered shares, par value USD 0.01 each, of Swiss HoldCo (the “Swiss HoldCo Shares”) equal to the number of common shares of the First Merging Company issued and outstanding immediately prior to the Effective Time (including common shares of the First Merging Company held in treasury by the First Merging Company) (the “Relevant Number of Swiss HoldCo Shares”); and

(C)	The First Merging Company and the Second Merging Company wish to merge pursuant to section 104H of the Act on the terms and conditions hereinafter appearing with the effect that, inter alia, the First Merging Company and the Second Merging Company will merge and their undertaking, property and liabilities shall vest in the First Merging Company as the surviving company (the "Surviving Company").

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Act	the Companies Act 1981;
Agreement	this merger agreement;
Common Shares	has the meaning set forth in Section 4(d);
Contribution Share	has the meaning set forth in Section 4(b);
Effective Time	the date and time at which the order of the Supreme Court of Bermuda which sanctioned the Scheme of Arrangement is filed with the Registrar of Companies of Bermuda, as a result of which the Scheme of Arrangement and all transactions contemplated thereunder shall become effective concurrently;
Merger	the merger of the First Merging Company and the Second Merging Company pursuant to this Agreement.

2.	Merger

On or before the Effective Time, Swiss HoldCo shall issue to the Surviving Company the Relevant Number of Swiss HoldCo Shares for delivery, upon occurrence of the Effective Time, to the holders of Common Shares entitled to such Swiss HoldCo Shares pursuant to Section 4(d) below.

At the Effective Time, the First Merging Company and the Second Merging Company shall merge pursuant to section 104H of the Act and in accordance with the Scheme of Arrangement, with the effect that, inter alia:

(a)	the merger of the First Merging Company and the Second Merging Company and the vesting of their undertaking, property and liabilities in the Surviving Company shall become effective;

(b)	the Surviving Company shall continue to be liable for the obligations of the First Merging Company and the Second Merging Company;

(c)	an existing cause of action, claim or liability to prosecution shall be unaffected;

(d)	a civil, criminal or administrative action or proceeding pending by or against the First Merging Company or the Second Merging Company may be continued to be prosecuted by or against the Surviving Company;

(e)	a conviction against, or ruling, order or judgment in favour of or against, the First Merging Company or the Second Merging Company may be enforced by or against the Surviving Company;

(f)	the Registrar of Companies of Bermuda shall strike off the register the Second Merging Company;

(g)	the cession of the Second Merging Company shall not be a winding-up within Part XIII of the Companies Act 1981 of Bermuda; and

(h)	the Surviving Company shall file an election with the U.S. Internal Revenue Service to be treated as a disregarded entity for U.S. federal income tax purposes.

3.	Name, Memorandum and Bye-laws

3.1.	The name of the Surviving Company shall be "Bunge Limited".

3.2.	The Memorandum of Association of the First Merging Company immediately prior to the Merger shall be the Memorandum of Association of the Surviving Company immediately after the Merger.

3.3.	The Bye-laws of the First Merging Company immediately prior to the Merger shall be the Bye-laws of the Surviving Company immediately after the Merger.

4.	Directors

The names of the persons to be directors of the Surviving Company are as follows:

Eliane Aleixo Lustosa de Andrade	Sheila Bair
Carol M. Browner	Gregory A. Heckman
Bernardo Hees	Michael Kobori
Monica McGurk	Kenneth Simril
Henry W. (Jay) Winship	Mark N. Zenuk

The address of each Surviving Company director shall be 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017, United States of America.

5.	Cancellation of Shares

At the Effective Time, by virtue of the Merger and the Scheme of Arrangement and without any action on the part of the Surviving Company or the holders of any shares or securities thereof:

(a)	the respective authorised share capitals of the First Merging Company and the Second Merging Company shall not be combined;

(b)	each share of the Second Merging Company in issue immediately prior to the Effective Time shall be cancelled and converted into a share of the Surviving Company (the “Contribution Share”);

(c)	the Surviving Company shall issue and allot the Contribution Share to Swiss HoldCo’s general reserves from capital contribution (Kapitaleinlagereserven) in accordance with a Swiss law contribution agreement between the Surviving Company as contributor and Swiss HoldCo as contributee, thus becoming a direct, wholly-owned subsidiary of Swiss HoldCo; and

(d)	but for the Contribution Share, all common shares, par value US$0.01 per share, of the First Merging Company in issue immediately prior to the Effective Time (including any common shares held by the First Merging Company in treasury) (the “Common Shares”) shall be converted into the right of the holders of such Common Shares to receive, for each Common Share held immediately prior to the Effective Time, one Swiss HoldCo Share.

6.	U.S. Federal income tax treatment

6.1.	The transactions under this Agreement constitute a mere change of place of incorporation of the First Merging Company and will be treated as a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code (the “Intended Tax Treatment”).

6.2.	By entering into this Agreement, the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of U.S. Treasury Regulations sections 1.368-2(g) and 1.368-3(a) with respect to the Merger. The parties will report the transactions in this Agreement in all cases in accordance with the Intended Tax Treatment.

7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Bermuda, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of Bermuda.

[signature page follows]

IN WITNESS WHEREOF this Agreement has been executed by or on behalf of each of the parties hereto.

First Merging Company

/s/ Rajat Gupta	/s/ Lisa Ware-Alexander
Name: Rajat Gupta Function: Authorized Signatory	Name: Lisa Ware-Alexander Function: Authorized Signatory

Second Merging Company

/s/ Julie Hawkins
Name: Julie Hawkins Function: Director

Swiss HoldCo

/s/ Christos Dimopoulos	/s/ Pierre Mauger
Name: Christos Dimopoulos Function: Director	Name: Pierre Mauger Function: Director

Exhibit A – Bunge Stock Plans

1.	2009 Equity Incentive Plan – employee equity plan with only exercisable stock options

2.	Bunge Limited 2016 Equity Incentive Plan – amended and restated employee equity plan: active plan with new grants of TBRSUs and PBRSUs, and exercisable stock options

3.	Bunge Limited 2017 Non-Employee Directors Equity Incentive Plan – amended and restated director equity plan with outstanding TBRUs